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                                                                  EXHIBIT (p)(1)

                                 CODE OF ETHICS
                             CITISTREET FUNDS, INC.

This Code of Ethics covers access persons of CitiStreet Funds, Inc. ("CFI") who are not covered by a code of ethics of CitiStreet Funds Management LLC, the principal underwriter or a subadviser. It is expected that the only persons covered by this Code will be CFI's directors.

1        Definitions

         1.1 "Access Person" means any director or officer of CFI or any Advisory Person (as defined below).

         1.2 "Advisory Person" means (a) any employee of CFI (or of any company in a control relationship to CFI) who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of Covered Securities by a Fund, or whose functions relate to the making of any recommendations with respect to such purchases or sales; and (b) any natural person in a control relationship to CFI who obtains information concerning recommendations made to a Fund with regard to the purchase or sale of Covered Securities by a Fund.

         1.3 "Automatic Investment Plan" means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An Automatic Investment Plan includes a dividend reinvestment plan.

         1.4 "Beneficial ownership" is to be interpreted in the same manner as it would be under Rule 16a-1(a)(2) under the Securities Exchange Act of 1934. Any report submitted under this Code may contain a statement declaring that the report will not be construed as an admission that the person making the report has any direct or indirect beneficial ownership in the Covered Security to which the report relates. A person need not make a report under this Code with respect to transactions effected for, and Covered Securities held in, any account over which the person has no direct or indirect influence or control.

         1.5 "CCO" means the individual designated by CFI as the Chief Compliance Officer under Rule 38a-1 under the Investment Company Act of 1940, or his or her designee.

         1.6      "CFI" means CitiStreet Funds, Inc.

         1.7 "Covered Security" means any security (as that term is defined under the Investment Company Act of 1940) and any financial instrument related to a security, including options on securities, future contracts, options on future contracts and any other derivative; except that "Covered Security" does not include: direct obligations of the Government of the United States; bankers' acceptances; bank certificates of deposit;
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                  commercial paper; high-quality short-term debt instruments, including repurchase agreements; shares issued by registered open-end investment companies; and securities issued by Citigroup Inc. or State Street Corporation.

         1.8      "Fund" means a fund of CitiStreet Funds, Inc.

         1.9 "Independent Director" means a director of CFI who is not an interested person of CFI as defined in the Investment Company Act of 1940.

         1.10 "Investment Person" means (a) any employee of CFI (or of any company in a control relationship to CFI) who, in connection with his or her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of securities by the Fund; and (b) any natural person who controls CFI and who obtains information concerning recommendations made to a Fund regarding the purchase or sale of securities by the Fund.

         1.11 A "personal securities transaction" is a transaction involving a Covered Security in which the Access Person has or acquires any direct or indirect beneficial ownership in the Covered Security.

         1.12 "Private Placement" means an offering that is exempt from registration pursuant to Section 4(2) or Section 4(6) of the Securities Act of 1933 or pursuant to Rule 504, Rule 505 or Rule 506 under the Securities Act of 1933.

         1.13 A "purchase or sale for his or her own account" is a purchase or sale in which the person has or acquires any direct or indirect beneficial ownership in the Covered Security, and includes, among other things, the writing of an option to purchase or sell a Covered Security.

2        Statement of General Principles

         2.1 All Access Persons owe a fiduciary duty to CFI and its shareholders. Accordingly, Access Persons shall place the interests of CFI shareholders first.

         2.2 Each Access Person shall handle his or her personal securities transactions in such a manner as to avoid any actual or potential conflict of interest or any abuse of his or her position of trust and responsibility. No Access Person shall take inappropriate advantage of his or her position.

         2.3 All Access Persons shall act in accordance with both the letter and the spirit of this Code.

         2.4 It will be considered a violation of this Code to do indirectly that which is prohibited directly. For example, it will be considered a violation of this Code to do indirectly


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                  through options, futures or other derivatives that which is prohibited directly through transactions in securities themselves.

         2.5 This Code is to be interpreted consistent with the Securities and Exchange Commission's rules governing codes of ethics.

3        Initial Public Offerings

         3.1 Investment Persons shall not acquire any securities in any initial public offering (i.e., an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the Securities Exchange Act of 1934).

4        Private Placements

         4.1 An Investment Person shall not acquire any securities in a Private Placement without written prior approval from the CCO. This prior approval shall take into account, among other factors, whether the investment opportunity should be reserved for the Funds, and whether the opportunity is being offered to the Investment Person by virtue of his or her relationship with CFI.

         4.2 An Investment Person who has been authorized to acquire securities in a Private Placement shall disclose that investment when he or she plays a part in any subsequent consideration by the Fund of an investment in the issuer. In such circumstances, the Fund's decision to purchase securities of the issuer shall be subject to an independent review by persons with no personal interest in the issuer.

5        Gifts

         5.1 An Investment Person shall not receive any gift or other thing of more than de minimis value from any person or entity that does business with or on behalf of any Fund.

6        Service as a Director

         6.1 An Investment Person shall not serve on the board of directors of any publicly traded company, without prior written authorization from the CCO. The CCO shall authorize such board service only if he or she determines that such board service is consistent with the interests of CFI and its shareholders.

7        Initial Holdings Report

         7.1 Each person who becomes an Access Person (other than Independent Directors) shall submit to the CCO not later than 10 days after the person becomes an Access Person an initial holdings report containing the following information: (a) the title, number


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                  of shares and principal amount of each Covered Security in which the Access Person had any direct or indirect beneficial ownership; (b) the name of any broker, dealer or bank with whom the Access Person maintained an account in which any securities were held for the direct or indirect benefit of the Access Person; and (c) the date that the report is submitted by the Access Person. The information in the initial holdings report must be current as of a date no more than 45 days prior to the date the person becomes an Access Person. The initial holdings report applies only to a person who became an Access Person on or after March 1, 2000.

8        Annual Holdings Report

         8.1 On or before January 30 of each year, each Access Person (other than Independent Directors) shall submit to the CCO an annual holdings report with the following information (as of December 31 of the previous year): (a) the title, number of shares and principal amount of each Covered Security in which the Access Person had any direct or indirect beneficial ownership; (b) the name of any broker, dealer, or bank with whom the Access Person maintains an account in which any securities are held for the direct or indirect benefit of the Access Person; and (c) the date that the report is submitted by the Access Person. The first annual holdings report shall be submitted on or before January 30, 2001 and shall provide information as of December 31, 2000.

9        Quarterly Reports

         9.1 Each Access Person (other than Independent Directors) shall submit to the CCO a quarterly report of all personal securities transactions during the previous calendar quarter. Each quarterly report shall contain the following information:

                  (a) with respect to any transaction during the quarter in a Covered Security in which the Access Person had any direct or indirect beneficial ownership: (1) the date of the transaction, the title, the interest rate and maturity date (if applicable), the number of shares and the principal amount of each Covered Security involved; (2) the nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition); (3) the price of the Covered Security at which the transaction was effected; (4) the name of the broker, dealer or bank with or through which the transaction was effected; and (5) the date that the report is submitted by the Access Person; and

                  (b) with respect to any account established by the Access Person in which any securities were held during the quarter for the direct or indirect benefit of the Access Person: (1) the name of the broker, dealer or bank with whom the Access Person established the account; (2) the date the account was established; and (3) the date that the report is submitted by the Access Person.

         9.2 An Access Person need not report on his or her quarterly report transactions effected pursuant to an Automatic Investment Plan.


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         9.3      An Independent Director shall submit to the CCO a report
                  regarding personal securities transactions where the Independent Director knew or, in the ordinary course of fulfilling his or her official duties as a CFI director, should have known that during the 15-day period immediately preceding or after the date of the personal securities transaction, such security is or was purchased or sold by a Fund or such purchase or sale is or was considered by a Fund or any of its investment advisers or subadvisers.

         9.4 Quarterly reports must be submitted to the CCO no later than 30 days after the end of the calendar quarter.

10       Certification of Compliance

         10.1 All Access Persons shall certify annually that they have read and understand this Code and recognize that they are subject to it.

         10.2 All Access Persons shall certify annually that they have complied with the requirements of this Code and that they have disclosed or reported all personal securities transactions required to be disclosed or reported pursuant to the requirements of this Code.

11       Post-Trade Monitoring

         11.1 The CCO shall promptly review the submitted reports for compliance with this Code and for any apparent trading irregularities. That review shall include comparing the personal securities transactions with the transactions of the Funds.

         11.2 Should the CCO detect a potential violation of this Code or any apparent trading irregularity, he or she shall take whatever steps he or she deems appropriate under the circumstances to investigate the potential violation or trading irregularity. All Access Persons shall cooperate with any such investigation.

         11.3 For any violation of this Code, CFI may impose such sanctions as it deems appropriate in the circumstances. Sanctions may include a requirement that the person disgorge any profits on a trade determined to be in violation of this Code.


Adopted: November 9, 2000

Revised: January 31, 2005


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